EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our auditor’s report dated June 05, 2023 with respect to the consolidated financial statements of Intellipharmaceutics International Inc. and its subsidiaries as at November 30, 2022, 2021 and 2020 and for each of the years in the three year period ended November 30, 2022, included in the Annual Report on Form 20-F of Intellipharmaceutics International Inc. for the year ended November 30, 2022, as filed with the United States Securities Exchange Commission.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

June 14, 2023

Toronto, Canada